UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: January 8, 2010
(Date of earliest event reported: January 8, 2010)

Revlon, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11178	13-3662955
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
237 Park Avenue New York, New York	10017
(Address of Principal Executive Offices)	(Zip Code)

(212) 527-4000
(Registrant’s telephone number, including area code)

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.     Other Events.

Revlon, Inc. ("Revlon" or the  "Company") is filing this Form 8-K to disclose the Company's filing of a motion  to enforce a Memorandum of Understanding (as amended) that the Company entered  into to settle certain lawsuits that were previously filed against the Company,  as well as to disclose the recent filing of certain other lawsuits against the  Company.  The Company believes such lawsuits are without merit and intends to defend them vigorously.

As announced on October 8, 2009, Revlon consummated an exchange offer (the "Exchange Offer") pursuant to which each issued and outstanding share of Revlon Class A common stock was exchangeable for one share of newly-issued Revlon Series A preferred stock.  In connection therewith, Revlon issued 9,336,905 shares of Revlon Series A preferred stock to exchanging holders of Revlon Class A common stock on a share-for-share basis.

As disclosed by Revlon in the Offer to Exchange, as amended, filed with the Securities and Exchange Commission, Revlon, each of its directors, and MacAndrews & Forbes Holdings Inc. ("MacAndrews & Forbes") have been named as defendants in five lawsuits challenging the proposal made by MacAndrews & Forbes on April 13, 2009 which would have resulted in MacAndrews & Forbes and certain of its affiliates owning 100% of Revlon's outstanding Class A common stock and Class B common stock.  Four of the lawsuits were filed in the Court of Chancery of the State of Delaware (the "Chancery Court"): Mercier v. Perelman, et al., C.A. No. 4532; Jurkowitz v. Perelman, et al., C.A. No. 4557; Lefkowitz v. Revlon, et al., C.A. No. 4563; and Heiser v. Revlon, et al., C.A. No. 4578.  These actions were consolidated under the caption In re Revlon, Inc. Shareholders Litigation, C.A. No. 4578 (the "Consolidated Action").  The fifth lawsuit was filed in the Supreme Court of New York, New York County:  Sullivan v. Perelman, et al., No. 650257/2009.

On August 10, 2009, Revlon announced that it had reached an agreement in principle, set forth in a Memorandum of Understanding, to settle the Consolidated Action.  On September 23, 2009, the parties to the Consolidated Action amended the Memorandum of Understanding.

On December 24, 2009, the plaintiffs in the Sullivan action filed an amended complaint alleging, among other things, that the defendants should have disclosed in the Offer to Exchange information regarding the Company's financial results for the fiscal quarter ended September 30, 2009.

On January 6, 2010, an amended complaint was filed by the plaintiffs in the Consolidated Action making additional allegations, which are similar to those in the amended Sullivan complaint. With their filing of the amended complaint, the Company believes that the plaintiffs in the Consolidated Action have formally repudiated the August 10, 2009 settlement agreement, as amended on September 23, 2009.  The defendants filed a motion on January 8, 2010 to enforce the Memorandum of Understanding, and asking the Chancery Court for the opportunity to present the settlement to the Chancery Court for its approval.

In addition to the amended complaints, on December 21, 2009, each of Revlon's directors and MacAndrews & Forbes was named as a defendant in an action filed in the Chancery Court:  Edward Gutman v. Perelman, et al., C.A. No. 5158.  Also on December 21, 2009, a second action was filed in the Chancery Court against Revlon's directors:  Corneck v. Perelman, et al., C.A. No. 5160.  The Gutman and Corneck actions make allegations similar to those in the amended complaints in Sullivan and the Consolidated Action.

On December 31, 2009, an action was filed in the U.S. District Court for the District of Delaware: John Garofalo v. Revlon, Inc., et al., C.A. No. 09-01008, against Revlon, Revlon's directors and MacAndrews & Forbes alleging federal and state law claims stemming from the same alleged failure to disclose information that underlies the amended Sullivan and Consolidated Action complaints, as well as the Gutman and Corneck complaints.

The plaintiffs in each of the actions described above are seeking, among other things, an award of damages and of the costs and disbursements of such action, including a reasonable allowance for the fees and expenses of each such plaintiff's attorneys and experts.

The Company believes the amended Sullivan action, the amended Consolidated Action, as well as the Gutman, Corneck and Garofalo actions, are without merit and intends to defend them vigorously.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REVLON, INC.

	By:	/s/ Robert K. Kretzman
Robert K. Kretzman
Executive Vice President, Chief Legal
Officer and General Counsel

Date: January 8, 2010